FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS NOVEMBER SALES

Secaucus, New Jersey – December 3, 2009 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced net sales of $143.3 million for the four-week period ended November 28, 2009, a decrease of 9% compared to sales of $156.6 million for the four-week period ended November 29, 2008. Comparable retail sales, which include online sales, declined 13% in November 2009 following a 2% decline for the same period last year. During November 2009, comparable store sales declined 13% in the U.S. and declined 18% in Canada, while online sales declined 2%.

During November 2009, the Company opened three stores.

	November		Fiscal Year-to-Date
Net Sales: - In Millions - Change vs. Year Ago	2009	2008	2009	2008
	$143.3 -9%	$156.6 -3%	$1,324.0 -2%	$1,345.5 +9%
Comparable Retail Sales: - Change vs. Year Ago	-13%	-2%	-4%	+5%

In conjunction with today’s November sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, December 10, 2009. To access the recording, please visit http://investor.childrensplace.com.

About The Children’s Place Retail Stores, Inc.
The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise.  The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name.  As of November 28, 2009, the Company owned and operated 953 The Children’s Place stores and an online store at www.childrensplace.com.

Forward-Looking Statements
This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2009. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy.  Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Jane Singer, Vice President, Investor Relations, (201) 453-6955

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